Exhibit 99.3

Infinity Pharmaceuticals Presents Updated Data from Phase 2 MARIO-275 Trial in
Urothelial Cancer (UC) and Phase 2 MARIO-3 Trial in Triple Negative Breast Cancer (TNBC)

– MARIO-275 median overall survival data show combination of eganelisib with nivolumab achieves
15.4 months compared to 7.9 months on nivolumab control arm in 2L UC –

– MARIO-3 TNBC early data suggest the addition of eganelisib to standard of care regimens extends progression free survival regardless of PD-L1 status with majority of patients still on treatment –

– 86.8% of evaluable 1L patients with TNBC in MARIO-3 achieved tumor reduction with a total disease control rate of 84.2% –

– MARIO-275 and MARIO-3 translational data demonstrated on-mechanism increased immune activation and decreased immune suppression –

– KOL event scheduled for today, July 27, 8:00 am ET –

CAMBRIDGE, Mass., July 27, 2021 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) (“Infinity” or the “Company”), a clinical-stage biotechnology company developing eganelisib, a potentially first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which has been shown to reverse a fundamental biologic mechanism of immune suppression in cancer and activate an anti-tumor immune response, today presents data updates from MARIO-275, the Company’s randomized, placebo-controlled Phase 2 study evaluating the efficacy and safety of eganelisib in combination with nivolumab (Opdivo®) in platinum-refractory, I/O naïve patients with advanced UC as well as data from MARIO-3, the Company’s ongoing Phase 2 study evaluating eganelisib in a novel triple combination in the front-line setting with atezolizumab (Tecentriq®) and nab-paclitaxel (Abraxane®) in patients with unresectable locally advanced or metastatic TNBC.

Adelene Perkins, Chief Executive Officer and Chair, Infinity Pharmaceuticals, said, “Today we report data indicating that eganelisib re-programs macrophages in the tumor microenvironment, turning pro-tumor, M2, macrophages into anti-tumor, M1, macrophages and improves outcomes for patients in two distinct types of cancer. Specifically, when combined with current standard of care therapies, the data showed that eganelisib increased overall survival in patients with metastatic urothelial cancer and prolonged progression free survival in patients with TNBC. These data provide preliminary, but compelling evidence of eganelisib’s potential to improve outcomes for patients with these two types of cancer. Validation of the fundamental biologic hypothesis of eganelisib, and the resulting prospect of patient benefit, gives us great confidence in the future of eganelisib, Infinity and our ability to realize our vision of bringing better therapies to patients. In the months ahead, Infinity plans to work with investigators, key opinion leaders and regulatory authorities to carefully choose the most appropriate clinical paths forward and expects to provide an update by year end, together with an update on our maturing TNBC data.”

Brian Schwartz, M.D., consulting Chief Physician, Infinity Pharmaceuticals, said, “The promising survival benefit was noted after over a year of following MARIO-275 patients versus the control arm as well as compared to historical trials including CheckMate-275, particularly given the magnitude of the unmet need in 2L UC, including in the PD-L1 negative patient population. These results are reinforced by the progression free survival data which we presented at ASCO GU in February 2021 as well as the translational data that support our thesis that eganelisib reprograms macrophages in the tumor microenvironment and that validate eganelisib’s mechanism of action. We believe overall survival represents a key registrational endpoint, and given these exciting new OS data, we are exploring the optimal study design for a potential registration study and expect to provide a program update by the end of 2021.”

Erika Hamilton, M.D., Director, Breast Cancer and Gynecologic Cancer Research Program, Tennessee Oncology, and Lead Study Investigator for MARIO-3, said, “The emerging progression free survival data from MARIO-3 are very encouraging and suggest that the impressive disease control rate observed, regardless of PD-L1 status, is translating to a benefit in progression free survival. These results are consistent with the results from MARIO-275, which show the similar translation of disease control into a meaningful survival benefit for patients. For patients with TNBC, the potential to extend progression free survival, regardless of PD-L1 status, would be a transformational breakthrough. We are on track to complete enrollment by year end, and with the majority of patients still on treatment, look forward to presenting additional, more mature data at that time.”
MARIO-275 Key Data Updates:
•49 patients were enrolled in the trial with the last patient enrolled in June 2020.
•Median overall survival (mOS) in the intent to treat (ITT) population was 15.4 months (6.2, NE) on the eganelisib plus nivolumab combination arm as compared to 7.9 months (2.3, NE) on the control arm of nivolumab alone with a hazard ratio of 0.62 (0.28, 1.36), which reflects a 38% lower probability of death on the combination arm.
◦At the one-year landmark, 59% of patients in the ITT population receiving the eganelisib plus nivolumab combination remained alive, compared to 32% in the nivolumab control arm.
•The mOS benefit observed in patients with PD-L1(-) tumors was the same as in the ITT population, with a mOS of 15.4 months (4.7, NE) on the eganelisib plus nivolumab combination arm as compared to 7.9 months (1.9, NE) on the control arm of nivolumab alone with a hazard ratio of 0.60 (0.21, 1.71), which reflects a 40% lower probability of death on the combination arm.
◦At the one-year landmark, 54% of the patients with PD-L1(-) tumors receiving the eganelisib plus nivolumab combination remained alive, compared to 17% in the nivolumab control arm.
•The most common treatment emergent adverse events (TEAEs) across all doses, all causality, were pyrexia (33.3%), decreased appetite (30.3%), pruritus (27.3%), asthenia (27.3%), rash (27.3%), disease progression (27.3%) and increased alanine aminotransferase (24.2%); and the most common ≥Grade 3 TEAEs across all doses, all causality, were disease progression (27.3%), anemia (12.1%), and hepatic AEs including hepatotoxicity (15.2%), increased ALT (12.1%) and increased AST (12.1%) with no Hy’s Law. No Grade 5 hepatic AEs were reported.
•Translational data: Gene expression studies from peripheral blood, followed by gene set enrichment analysis using Hallmark gene signature sets show the pro-inflammatory interferon gamma and interferon alpha pathways were the most significantly enriched pathways in the combination arm when comparing Day 15 to baseline, regardless of PD-L1 status, with higher enrichment scores and lower p values than on the control arm. These data are consistent with eganelisib’s mechanism of action which decreases immune suppression and increases immune activation.
MARIO-3 Key Data Updates:
•This data update includes 43 patients enrolled with 38 evaluable, which compares to 20 patients enrolled with 13 evaluable at our update at the San Antonio Breast Cancer Symposium in December 2020.
•86.8% (33/38) of evaluable patients demonstrated tumor reduction.
•Disease control rate (DCR)
◦78.2% (18/23) DCR in patients with PD-L1 negative tumors: complete response (CR) 0% (0/23), partial response (PR) 47.8% (11/23), stable disease (SD) 30.4% (7/23)
◦91.7% (11/12) DCR in patients with PD-L1 positive tumors: CR 16.7% (2/12), PR 50% (6/12), SD 25% (3/12)
◦84.2% (32/38) DCR in all patients: CR 5.3% (2/38), PR 50% (19/38), SD 28.9% (11/38)

•Early progression free survival (PFS)
◦In patients with PD-L1(-) tumors, PFS was extended as compared to benchmark data for atezolizumab and nab-paclitaxel alone, increasing from 5.6 months to 7.3 months (3.5, NA).
◦In patients with PD-L1(+) tumors, PFS was extended as compared to benchmark data for atezolizumab and nab-paclitaxel alone, increasing from 7.5 to 11.2 months (5.3, 11.2).
◦In the ITT population, PFS was extended as compared to benchmark data for atezolizumab and nab-paclitaxel alone, increasing from 7.2 months to 7.4 months (5.3, NA).
•MARIO-3 did not demonstrate any new or additive safety signals compared to benchmark trials. The most common TEAEs, all causality, were nausea (51.2%), fatigue (48.8%), alopecia (32.6%), diarrhea (32.6%), rash maculo-papular (30.2%) increased ALT (27.9%) with only one Grade 4 and increased AST (25.6%) with one grade 4. No Hy’s Law or Grade 5 hepatic AEs were reported, and only one patient permanently discontinued study treatment due to an elevated liver function test.
•Quantification across 11 paired tumor biopsies shows increased immune activation and decreased immune suppression including an increase in CD8+ T cells, activated T cells, and anti-tumor M1 macrophages and a decrease in tumor cells and pro-tumor M2 macrophages resulting in an increase in the M1:M2 ratio.
•Paired tumor biopsy data show 5 of 8 patients with PD-L1(-) tumors converting to PD-L1(+) two months after treatment utilizing the 1% PD-L1 cutoff standard. PD-L1 expression also increased in the three patients with PD-L1(+) tumors who started the study above the 1% cutoff. None of the patients converting to PD-L1(+) or patients with PD-L1(+) tumors who experienced increased PD-L1 expression had disease progression.
KOL Event Information
In lieu of an earnings conference call, Infinity will host a KOL event today, July 27, 2021, at 8:00AM ET to provide updates on the MARIO-3 TNBC and MARIO-275 UC clinical studies. Erika P. Hamilton, M.D. of Sarah Cannon Research Institute at Tennessee Oncology, and MARIO-3 lead investigator, and Brian Schwartz, M.D., Consulting Chief Physician of Infinity, will review the data for MARIO-3 and MARIO-275, respectively.

To register for the webinar, please click here.
About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus etrumadenant (AB928, a dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; registration trial planning; plans to present data; clinical trial enrollment projections; the timing of further clinical trial updates from the Company; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC., a wholly owned subsidiary of Bristol Myers Squibb Company.
Avastin® is a registered trademark of Genentech, Inc.
Doxil® is a registered trademark of Baxter Healthcare Corporation.

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
646-970-4681
ikoffler@lifesciadvisors.com